As filed with the Securities and Exchange Commission on October 26, 1999

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                    AMERICAN TELESOURCE INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

                                    Delaware
         (State or other jurisdiction of incorporation or organization)

                                   74-2690895
                    (I.R.S. Employer Identification Number)

          12500 Network Boulevard, Suite 407, San Antonio, Texas 78249
                                 (210) 558-6090
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Arthur L. Smith, Chief Executive Officer
          12500 Network Boulevard, Suite 407, San Antonio, Texas 78249
                                 (210) 558-6090
(Name, address, including zip code and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If only the securities being registered on this Form are being offered pursuant to a dividend or interest reinvestment plans, please check the following box. /__/

If any of the securities being registered on this Form are to be offered on a delayed or continuos basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /__/

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /__/

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /__/

                        CALCULATION OF REGISTRATION FEE

                                                             Proposed        Proposed
                 Title of                       Amount       Maximum         Maximum       Amount of
                Securities                      To be     Offering Price    Aggregate     Registration
             To be Registered                 Registered    Per Share     Offering Price      Fee
--------------------------------------------------------------------------------------------------------
Common stock issuable upon conversion of
convertible preferred stock (1)                 984,640        $0.76        $748,326        $208.03

--------------------------------------------------------------------------------------------------------
Common Stock to be paid as dividend on
convertible preferred (1)                       118,157        $0.76         $89,799         $24.96

--------------------------------------------------------------------------------------------------------
Common stock issuable upon exercise of
warrants granted as placement fee (2)            50,000        $0.76         $38,000         $10.56

--------------------------------------------------------------------------------------------------------
Common stock issuable as placement fee (2)       19,693        $0.76         $14,967          $4.16
--------------------------------------------------------------------------------------------------------
Common Stock issuable upon exercise of
warrants (2)                                     40,000        $0.76         $30,400          $8.45

========================================================================================================

(1) Calculated pursuant to Rule 457 (c), using the average of the high and low prices reported on October 18, 1999, solely for the purpose of calculating the Registration Fee.

(2) Calculated pursuant to Rule 457 (g) (3), using the average of the high and low prices reported on October 18, 1999, solely for the purpose of calculating the Registration Fee.

PROSPECTUS NOT COMPLETE

     Issued October 26, 1999


                        1,212,490 Shares of Common Stock

                    AMERICAN TELESOURCE INTERNATIONAL, INC.

     Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 3.

     The selling shareholders identified on page 11 of this prospectus are offering these shares of common stock. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" on page
12. We will not receive any of the proceeds from the sale of the common stock by the selling shareholders.

     Our common stock is traded on the National Association of Securities Dealers, Inc. Over-the-Counter Bulletin Board under the symbol "AMTI." On October 18, 1999, the last reported bid price of our common stock was $0.8125 per share.






     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


     The date of this prospectus is October 26, 1999.

                               TABLE OF CONTENTS


FORWARD LOOKING STATEMENTS                                    1

RELY ONLY ON THIS PROSPECTUS                                  1

THE COMPANY                                                   1

RISK FACTORS                                                  3

USE OF PROCEEDS                                               9

COMMON STOCK ISSUED                                           9

SELLING SHAREHOLDERS                                          11

PLAN OF DISTRIBUTION                                          12

LEGAL MATTERS                                                 13

EXPERTS                                                       13

WHERE YOU CAN FIND MORE INFORMATION                           13


                          FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference in this prospectus contain "forward-looking statements." "Forward looking statements" are those statements which describe management's beliefs and expectations about the future. We have identified forward-looking statements in this prospectus by using words such as "anticipate," "believe," "could," "estimate," "may," "could," "expect," and "intend." Although we believe these expectations are reasonable, our operations involve a number of risks and uncertainties, including those described in the Risk Factors section of this prospectus. Therefore, these types of statements may prove to be incorrect. We do not promise to update any forward-looking statements, even if new information or future events indicate that these statements will prove to be incorrect.

                         RELY ONLY ON THIS PROSPECTUS

     You should rely only on the information provided or incorporated by reference in this prospectus or any supplement. We have not authorized anyone to provide you with different information. This prospectus may be used only in states and other jurisdictions where it is legal to sell the common stock. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or the sale of any shares.

                                  THE COMPANY

     American TeleSource International, Inc. ("ATSI") is a communications company, focusing on the market for wholesale and retail services between the United States and Latin America, and within Latin America. In 1993, we began assembling a framework of licenses, interconnection and service agreements, network facilities and distribution channels so that we would be in a position to take advantage of the de-monopolization of the Latin American telecommunications market, as well as the increasing demand for services in this market. Most of our current operations involve services between the U.S. and Mexico or within Mexico. We have some operations in Central America as well, and may expand our operations in the rest of Latin America as the regulatory environment permits.

     We originate retail traffic in Mexico through our captive distribution channels of public payphones and casetas. (Casetas are indoor calling centers where travelers or the large portion of the Mexican population that does not have a telephone may place or receive calls or faxes.) We originate retail traffic in the U.S. with our MEXICOnnectSM service (1010-624) and One Plus residential and commercial long distance services. We carry wholesale traffic into Mexico for other U.S. carriers who lack transmission facilities or require additional capacity. We also provide private network services to companies needing reliable private communications within Mexico and Central America and between Mexico or Central America and the United States.

     We also own a subsidiary, GlobalSCAPE, Inc., ("GlobalSCAPE") which sells, markets and distributes its proprietary Internet productivity software, CuteFTP, CuteHTML and CuteMAP(TM).

     The company began operations in 1994 as a Canadian holding company, Latcomm International, Inc. with a Texas operating subsidiary, Latin America Telecomm, Inc. Both corporations were renamed "American TeleSource International, Inc."
in 1994. In May, 1998, the Canadian corporation completed a share exchange with a newly-formed Delaware corporation, also called American TeleSource International, Inc., which resulted in the Canadian corporation becoming the wholly-owned subsidiary of the Delaware corporation. Our principal operating subsidiaries are:

     . American TeleSource International de Mexico, S.A. de C.V., which we formed in 1995 to further position ourselves in the Mexican and Latin American market;

     . Sistema de Telefonia Computarizada, S.A. de C.V., which we acquired in August, 1997; this subsidiary owns 126 casetas in 66 cities in Mexico;

     . Servicios de Infraestructura, S.A. de C.V., which we acquired in June, 1997; this subsidiary owns certain transmission equipment and valuable long term licenses in Mexico;

     . TeleSpan, Inc., which we formed in February, 1998 to carry our wholesale and private network services traffic between the U.S. and Latin America; and

     . GlobalSCAPE, Inc., which we formed in April, 1996 to implement Internet strategies, which are not currently consistent with our core business. We are currently investigating various options to divest ourselves of this business, or to distribute some of the ownership of this business to our shareholders, in an effort to maximize shareholder value.

     Our strategy for the future is to maximize the use of our current infrastructure between Mexico and the United States, while focusing on expanding our retail customer base in Mexico and the United States. We also want to expand our network infrastructure in Mexico to reduce costs. We want to increase the ratio of retail traffic vs. wholesale traffic, because we believe that retail traffic is less volatile than wholesale traffic, and retail customers pay more for our services than wholesale customers. Retail traffic should therefore produce greater profit margins than wholesale traffic. Our defined retail target market will be the underserved and underdeveloped Latino markets in the Mexico and the United States, where we plan to offer "borderless" services, such as enhanced prepaid calling services which will function regardless of the user's location north or south of the U.S./Mexico border.

     We have applied for a long distance concession from the Mexican government which, if obtained, could permit us to reduce our costs and expand our network in Mexico. Currently we must rely on Mexican-licensed long distance carriers to transport our facilities in Mexico and the local telephone company. If we obtain this license and are able to interconnect directly with the local telephone company in Mexico, we expect to reduce our costs significantly. This would also allow us to implement our retail strategy more effectively.

                                  RISK FACTORS

     The purchase of our common stock is very risky. You should not invest any money that you cannot afford to lose. Before you buy our stock, you should carefully read this entire prospectus. We have highlighted for you what we think are the major risks which could most affect our business.

     .  We expect to incur losses

        We have never been profitable and do not expect to become profitable in the near future. We have invested and will continue to invest significant amounts of money in our network and personnel in order to maintain and develop the infrastructure we need to compete in the markets for our services. We must improve our cash flow from operations to generate a profit, either by increasing our sales or decreasing our expenses, or both.

     .  We may not achieve anticipated sales

        We have made a substantial investment in our network and personnel to position ourself in our target markets and will continue to do so. We may not be able to achieve the sales volume needed to make this investment Profitable table.

     .  If we do not raise additional capital we may go out of business

        In the past we have financed our operations almost exclusively through the private sales of securities. Since we are losing money, we must raise the money we need to continue operations and expand our network either by selling more securities or borrowing money. We may not be able to sell additional securities or borrow money on acceptable terms. If we are not able to raise additional money, we will not be able to implement our strategy for the future, and we will either have to scale back our operations or stop operations. If we sell more common stock the interest of our existing shareholders will be diluted, meaning that their percentage of ownership of ATSI will be reduced, and the price of our common stock may go down.

     .  Our auditors have questioned our viability

        Our auditors' opinion on our financial statements as of July 31, 1999 calls attention to substantial doubts as to our ability to continue as a going concern. This means that they question whether we can continue in business. If we cannot continue in business, our common stockholders would likely lose their entire investment. Our financial statements are prepared on the assumption that we will continue in business. They do not contain any adjustments to reflect the uncertainty over our continuing in business.

     .  We do not expect to pay dividends

        We have no plan to pay dividends in the near future.

     .  Our stock has been a penny stock which is more difficult to sell

        Our common stock is a "penny stock." It is relatively difficult for an investor to sell shares of a penny stock.

        A "penny stock" is any stock which falls below a selling price of $5.00 per share in the public market. Our common stock has traded below $5.00 per share since it began trading on the NASD Over-the-Counter Bulletin Board in January, 1998. It is much more difficult to sell a penny stock than stock that trades on a national market or stock exchange because of the extra steps the broker/dealer must take before selling the stock. A sale of penny stock does not usually take place as quickly as a sale of shares that trade on a national market or stock exchange. You may decide to sell your stock when the price is high enough for you to make a profit on your investment, but by the time the sale is complete, the price of the stock may have fallen to the point that you have a loss on your investment. Also, because of the difficulty in dealing in penny stock, many broker/dealers are unwilling to participate in buying and selling our shares.

     .  Our common stock price is volatile

        Our stock price has historically been volatile. Volatility makes it more difficult for you to sell shares when you choose, at prices you find attractive.

     .  Our stock price may fall if we fail to spin off GlobalSCAPE

        We have announced that we are considering a spin off or public offering (or combination of the two) of our subsidiary, GlobalSCAPE, and that we have retained an investment banking firm to help us evaluate the alternatives in achieving the appropriate value for GlobalSCAPE. If we do not complete this type of transaction (or if we take too long to complete this transaction) our stock price could fall. This transaction could be delayed or cancelled if we are unable to find an underwriter, are unable to negotiate a favorable offering price for the stock of GlobalSCAPE, there is a lack of public interest in such a transaction, or management and the Board determine that this transaction involves excessive operational and economic risk.

     .  We may not successfully compete with others in our industry

        The market for all of our services is very competitive.

        The market for wholesale network services is particularly competitive on the basis of price. We currently have seven customers for this service. The volume of business sent by each customer fluctuates, but this traffic is often heavily concentrated among three or four customers. In the past, two of these customers have been responsible for 50% of this traffic. If we are not able to continue to offer competitive prices, these customers will find some other supplier and we will lose a substantial portion of our revenue very quickly. Many of our competitors in this market have more extensive networks than we do, as well as substantially greater financial, technical and marketing resources. For example, we compete with American Telephone and Telegraph Company ("AT&T"), MCI/WorldCom, Inc. ("MCI/WorldCom") and Sprint Communications Company, L.P. ("Sprint") in this market, as well as numerous other large and small companies. Our large competitors are able to take advantage of their established customer base to generate economies of scale, substantially lowering their costs. In addition, industry capacity along the routes serviced by ATSI is generally growing as fiber optic cable is activated. If industry capacity exceeds demand along these routes, severe pricing pressure could develop.

        There have been and we expect there will continue to be, mergers, acquisitions, and joint ventures in our industry that create more large and well-positioned competitors, and reduce the number of potential customers for our wholesale network services.

        The market for retail services is also extremely competitive. ATSI competes with many other companies in this market, including AT&T, MCI/WorldCom and Sprint. These companies have stronger name recognition and brand loyalty, as well as a broader portfolio of services. We believe we can successfully compete by targeting the Latino population in the U.S. and by introducing innovative services. However, certain larger companies have announced that they intend to enter the Latino market in the U.S. as well, and in Mexico, we will compete with the former Mexican telephone monopoly, Telefonos de Mexico ("Telmex"), which has substantially greater resources than we do.

        The telecommunications industry has been characterized by steady technological change. We may not be able to raise the money we need to acquire the new technology necessary to keep our services competitive.

     .  We may not be able to collect large receivables

        Our wholesale network customers generate large receivable balances, often over $500,000 for a two week period. We incur substantial direct costs to provide this service since we must pay our carrier in Mexico to terminate these calls. If a customer fails to pay a large balance on time, we will have difficulty paying our carrier in Mexico on time. If our carrier suspends services to us, it will affect all our customers.

     .  Reliance on key personnel

        We depend on a small number of key technical and managerial personnel. We may not be able to retain these personnel or attract the new personnel that we need to attain profitability.

     .  We may not be able to lease transmission facilities we need

        We do not own all of the transmission facilities we need to complete calls. Therefore, we depend on contractual arrangements with other telecommunications companies to complete our network. For example, although we own the switching and transport equipment needed to receive and transmit calls via satellite and fiber optic cable, we do not own a satellite or any fiber optic cable and must therefore lease transmission capacity from other companies. We may not be able to lease facilities at cost-effective rates in the future or enter into contractual arrangements necessary to expand our network or improve our network as necessary to keep up with technological change.

        There are a limited number of suppliers for the products and services we need to complete our network. We may have difficulty finding alternate suppliers if any of our suppliers go out of business or are acquired by our competitors.

        Also if certain current suppliers fail to honor their contractual commitments, we could be very seriously affected.

     .  We may not be able to pay our suppliers on time

        We have not always paid all of our suppliers on time due to temporary cash shortfalls. These suppliers have given us payment extensions in the past, but critical suppliers may discontinue service if we are not able to make payments on time in the future. In addition, equipment vendors may refuse to provide critical technical support for their products if they are not paid on time under the terms of support arrangements. Our ability to make payments on time depends on our ability to raise additional capital or improve our cash flow from operations.

     .  We may not be able to make our debt payments on time

        We purchased some of our significant equipment with borrowed money. The lenders have a security interest in the equipment to secure repayment of the debt. This means that the lenders may take possession of the equipment and sell it to repay the debt if we do not make our payments on time. We have not always paid all of our equipment lenders on time due to temporary cash shortfalls. These lenders have given us payment extensions in the past, but they may exercise their right to take possession of certain critical equipment if we are not able to make payments on time in the future. Our ability to make our payments on time depends on our ability to raise additional capital or improve our cash flow from operations.

     . We may have service interruptions and problems with the quality of transmission

        To retain and attract customers, we must keep our network operational 24 hours per day, 365 days per year. We have experienced service interruptions and other problems that affect the quality of voice and data transmission. To date, these problems have been temporary. We may experience more serious problems. In addition to the normal risks that any telecommunications company faces (such as fire, flood, power failure, equipment failure), we may have a serious problem if a meteor or space debris strikes the satellite that transmits our traffic, or a volcanic eruption or earthquake interferes with our operations in Mexico City. We have the ability to transmit calls via either the satellite or fiber optic portion of our network, and this redundancy should protect us if there is a problem with one portion of our network. However, a significant amount of time could pass before we could re-route traffic from one portion of our network to the other, and there may not be sufficient capacity on only one portion of the network to carry all of our traffic at any given time.

        To stay competitive, we will continue to integrate the latest technologies into our network. We are currently implementing "packet switching" transport capabilities such as Asynchronous Transfer Mode and we will continue to explore new technologies as they are developed. The risk of network problems increases during periods of expansion and transition to new technologies.

     . Changes in telecommunications regulations may harm our competitive position

        The telecommunications industry in the United States is regulated by the Federal Communications Commission (the "FCC") and by the public utilities commissions in the various states. As a result of the deregulation required by the Telecommunications Act of 1996, the FCC has issued, and continues to issue, major changes to their regulations. These new regulations have significantly changed and will continue to change the competitive environment. For example, FCC regulations now permit the regional Bell operating companies (former local telephone monopolies such as Southwestern Bell) to enter the long distance market if certain conditions are met. The entry of these formidable competitors into the long distance market will make it more difficult for us to establish a retail customer base. Other new regulations affect the pricing for services that we purchase from others. Pricing changes could put us at a relative disadvantage to larger competitors. We cannot predict what other changes there may be in the regulations or what effect these changes will have on our business.

        The Mexican telecommunications industry is also going through the process of de-monopolization and regulatory change, and new laws and regulations there could affect our business. These regulatory changes may not continue to improve market conditions for us and, even if they do, we may not have the opportunity to provide additional telecommunications services within Mexico and between Mexico and other countries.

        The international telecommunications industry is also governed by foreign laws and treaties between the United States and other countries. Changes in these laws or treaties may also affect the competitive environment.

     .  Our compliance with laws and regulations could be challenged

        We believe that we are in compliance with all domestic and foreign telecommunications laws that govern our current business. However, government enforcement and interpretation of the telecommunications laws and licenses is unpredictable and is often based on informal views of government officials and ministries. This is particularly true in Mexico and certain of our target Latin American markets, where government officials and ministries may be subject to influence by the former telecommunications monopoly, such as Telmex. This means that our compliance with the laws may be challenged. It could be very expensive to defend this type of challenge and we might not win. If we were found to have violated the laws that govern our business, we could be fined or denied the right to offer services. To our knowledge, we are not currently subject to any regulatory inquiry or investigation.

     . We may not be able to obtain new licenses we need to reduce costs and expand our network

        Our strategy for the future depends on obtaining a long distance concession from the Mexican government. We may not be able to obtain this license, and if we do not obtain this license, we may not be able to implement our strategy for the future or continue to offer services at competitive prices. Our strategy is to expand into other Latin American countries as regulatory conditions in those countries permit. We may not be able to obtain the licenses we need for this expansion.

     .  Our operations may be interrupted by the Year 2000 problem

        The Year 2000 problem is the result of computer programs that were designed to use two digits rather than four to specify the applicable year. As a result, date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in miscalculations or major system failures which could cause disruptions in our operations, including the inability to process call billing records. We have implemented a comprehensive Year 2000 plan to assess our internal readiness and the readiness of our suppliers. We have identified some software applications that must be upgraded to avoid a disruption in our operations, but we expect to have those upgrades installed prior to the end of the year. Although we have received satisfactory responses from our suppliers regarding their Year 2000 readiness, we do not control them. Their systems may be affected by the Year 2000 problem. If any of our critical suppliers fails to perform because of the Year 2000 problem, we could suffer a serious interruption in service.

     . Our operations may be affected by political changes in Mexico and other Latin American countries

        The majority of our foreign operations are in Mexico. The political and economic climate in Mexico and other Latin American countries is more uncertain than in the United States and unfavorable changes could have a direct impact on our operations in Mexico. For example, a newly elected set of government officials could decide to quickly reverse the deregulation of the Mexican telecommunications industry economy and take steps such as seizing our property, revoking our licenses, or modifying our contracts with Mexican suppliers. A period of poor economic performance could reduce the demand for our services in Mexico. There might be trade disputes between the United States and Mexico which result in trade barriers such as additional taxes on our services. The Mexican government might also decide to restrict the conversion of pesos into dollars or restrict the transfer of dollars out of

        Mexico. These types of changes, whether they occur or are only threatened, would also make it more difficult for us to obtain financing in the United States.

     . If the value of the Mexican Peso declines relative to the Dollar, we will have decreased earnings as stated Dollars

        Approximately 20% of ATSI's revenue is collected in Mexican Pesos. If the value of the Peso relative to the Dollar declines, that is, if Pesos are convertible into fewer Dollars, then our earnings, which are stated in dollars, will decline. We do not engage in any type of hedging transactions to minimize this risk and do not intend to do so.

                                USE OF PROCEEDS

            The selling shareholders will receive the proceeds from the shares of common stock. We will not receive any of the proceeds.

                              COMMON STOCK ISSUED

            The common stock offered by this prospectus may be issued pursuant to the terms of (i) shares of 6% Series C Cumulative Convertible Preferred Stock issued to The Shaar Fund on September 24, 1999 (the "Series C Preferred Stock"),
(ii) a Common Stock Warrant issued to The Shaar Fund on September 24, 1999,
(iii) a Common Stock Purchase Warrant that may be issued to The Shaar Fund if ATSI elects to redeem the Series C Preferred Stock (iv) Common Stock Warrant issued to Corporate Capital Management as commission on the Company's Series B Cumulative Convertible Preferred Stock issuance and (v) shares issued to Corporate Capital Management as commission on the Company's Series C Cumulative Convertible Preferred Stock issuance.

Series C Preferred Stock

The Shaar Fund purchased 500 shares of Series C Preferred Stock for $1000 per share on September 24, 1999. The Shaar Fund may convert each share of Series C Preferred Stock into that number of shares of common stock that is equal to 1000 divided by the lesser of: (i) $1.031 (the closing bid price of the common stock on the NASD Over-the-Counter Bulletin Board on September 23, 1999), and (ii) seventy-eight percent (78%) of the average of the five lowest closing bid prices of the common stock on the NASD Over-the-Counter Bulletin Board during the ten trading day period immediately preceding the date of conversion (the "Conversion Price"). Therefore, the number of shares of common stock that The Shaar Fund may acquire increases if the price of the common stock decreases. Although there is no ceiling on the maximum number of shares of common stock that The Shaar Fund may acquire, if the closing bid price for the common stock falls to $.85 or less on any trading day, The Shaar Fund may not convert any Series C Preferred Stock for a single period of forty-five days from that day. The Series C Preferred Stock will never be convertible into fewer than 484,966 shares of common stock (i.e., the number of shares that may be acquired if the Conversion Price is $1.031). Here are some examples of the number of shares of common stock that The Shaar Fund may acquire, assuming different prices of the common stock:

 78% of Avg. of 5        Closing Bid on               Formula           Number of Shares
 Lowest Bid Prices       September 23, 1999                             of Common Stock
 During 10 Trading
 Days Preceding
 Conversion
---------------------------------------------------------------------------------------------
0.85                    1.031                   500,000 divided by      588,235
                                                0.85
---------------------------------------------------------------------------------------------
1.01                    1.031                   500,000 divided by      495,050
                                                1.01
---------------------------------------------------------------------------------------------
1.05                    1.031                   500,000 divided by      484,966
                                                1.031
---------------------------------------------------------------------------------------------
2.00                    1.031                   500,000 divided by      484,966
                                                1.031
---------------------------------------------------------------------------------------------
2.50                    1.031                   500,000 divided by      484,966
                                                1.031
---------------------------------------------------------------------------------------------

The Shaar Fund may convert any of its shares of Series C Preferred Stock at any time it elects after December 23, 1999, but any shares not converted by September 24, 2001 must be converted by ATSI at the Conversion Price on that day.

The Registration Rights Agreement signed by ATSI and The Shaar Fund at the time of the sale of the Series C Preferred Stock requires ATSI to register that number of common shares into which all of the shares of the Series C Preferred Stock would be convertible at a Conversion Price of $.5078 (one-half of the closing bid price of the common stock on the NASD Over-the-Counter Bulletin Board on September 24, 1999). If the closing bid price for the common stock falls below .80, ATSI is required to register additional shares of its common stock based on an assumed Conversion Price of .30 per share.

ATSI must pay quarterly dividends on the Series C Preferred Stock at the rate of 6% per annum calculated on a value of $1000 per share. ATSI may elect to pay the dividends in either cash or in shares of its registered common stock, valued at the Conversion Price on each dividend payment date. We have included 118,157 shares of common stock in this prospectus and Registration Statement for the payment of dividends on the Series C Preferred Stock.

The Registration Rights Agreement provides that we will indemnify The Shaar Fund and its assignees against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended.

The Shaar Fund Warrants

The Shaar Fund may elect to acquire up to 20,000 additional shares of common stock at an exercise price of $1.19 per share under the terms of a Common Stock
Purchase Warrant issued on September 24, 1999.   If ATSI elects to redeem the
Series C Preferred Stock, part of the redemption price is an additional warrant for 20,000 shares on the same terms as the Common

Stock Purchase Warrant. ATSI is required to register 40,000 shares of its common stock for the exercise of these warrants under the Registration Rights Agreement signed by The Shaar Fund and ATSI at the time of the sale of the Series C Preferred Stock and the Common Stock Purchase Warrant.


                              SELLING SHAREHOLDERS

     There are two selling shareholders. The selling shareholders and their affiliates have not held any position, office or other material relationship, other than as a shareholder, with ATSI during the three years preceding the date of this prospectus. The shareholders, the amount of common stock owned as of October 25, 1999, the maximum amount of common stock that may be offered under the Registration Statement, and the percentage ownership in ATSI as of October 25, 1999:


                                     Amount of Common       Maximum Amount of    % Ownership of ATSI
                                    Stock Owned as of       Common Stock that     as of October 25,
Name                                 October 25, 1999        may be Offered              1999


----------------------------------------------------------------------------------------------------
The Shaar Fund                           3,749,331/1/           1,004,640/2/                7.2%/3/
----------------------------------------------------------------------------------------------------
Corporate Capital Management                69,693/4/             69,693/4/         Less than 1%
----------------------------------------------------------------------------------------------------


----------------------------------
/1/ The maximum number of shares that The Shaar Fund may acquire pursuant to the terms of the Company's 6% Series B Convertible Cumulative Preferred Stock ("Series B Preferred Stock") issued to The Shaar Fund on July 2, 1999 (and described in our Registration Statement on Form S-3 filed on August 18, 1999) assum ing a conversion price of $0.7422 plus the number of shares that the Shaar Fund may purchase under the terms of the Common Stock Purchase Warrant issued on July 2, 1999 in connection with the Series B Preferred Stock; the maximum number of shares that The Shaar Fund may acquire pursuant to the terms of the Company's 6% Series C Convertible Cumulative Preferred Stock ("Series C Preferred Stock") described in the section entitled Issuance of Common Stock if a conversion price of $0.5078 is assumed plus the number of shares that The Shaar Fund may purchase pursuant to the Common Stock Purchase Warrant issued on September 24, 1999; does not include any shares of common stock that may be paid as a dividend on the Series B Preferred Stock or the Series C Preferred Stock and does not include the shares that The Shaar Fund could purchase under additional warrants for 70,000 shares of common stock that ATSI would be required to issue if it elected to redeem the Series B Preferred Stock and Series C Preferred Stock.

/2/ Assumes that The Shaar Fund acquires (I) the maximum number of shares that The Shaar Fund may acquire pursuant to the terms of the Series C Preferred Stock (described in the section entitled Issuance of Common Stock) if a conversion price of $0.5078 is assumed, and (ii) the maximum number of shares that The Shaar Fund may purchase pursuant to the Common Stock Purchase Warrant issued on September 24, 1999; does not include any shares of common stock that may be paid as a dividend on the Series C Preferred Stock and does not include the shares that The Shaar Fund could purchase under an additional warrant for 20,000 shares of common stock that ATSI would be required to issue if it elected to redeem the Series C Preferred Stock.

/3/ Assumes that The Shaar Fund acquires all of the common stock described in footnote 1.

/4/ The maximum number of shares that Corporate Capital Management may acquire pursuant to the Company's Series B Preferred Stock and Series C Preferred Stock issuance to The Shaar Fund on July 2, 1999 and September 24, 1999, respectively.

                              PLAN OF DISTRIBUTION

     The Registration Statement of which this prospectus forms a part has been filed to satisfy registration rights held by the selling shareholders under agreements between ATSI and the selling shareholders. To ATSI's knowledge, as of this date, none of the selling shareholders has entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the shares offered by them, nor does ATSI know the identity of the brokers or market makers which might participate in such an offering.

     The shares being registered and offered may be sold from time to time by the selling shareholders while the Registration Statement is in effect. The selling shareholders will act independently of ATSI in making decisions with respect to the timing, manner, and size of each sale. The sales may be made on the NASD Over-the- Counter Bulletin Board or otherwise, at prices and on terms then prevailing or at prices related to the market price, or in negotiated transactions.

     The shares may be sold by one or more of the following methods:
     (1) A block trade in which the broker-dealer engaged by a selling shareholder would attempt to sell shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

     (2) Purchases by the broker-dealer as principal and resale by such broker or dealer for its account according to this prospectus.

     (3) ordinary brokerage transactions and transactions in which the broker solicits purchasers.

     To our knowledge, none of the selling shareholders has, as of the date of this prospectus, entered into any arrangement with a broker or dealer for the sale of shares through a block trade, special offering, or secondary distribution of a purchase by a broker-dealer. In effecting sales, broker-dealers engaged by a selling shareholder may arrange for other broker-dealers to participate. Broker-dealers may receive commissions or discounts from a selling shareholder in amounts to be negotiated.

     In offering the shares, the selling shareholders and any broker-dealers who execute sales for the selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales, and any profits realized by the selling shareholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions.

     We have agreed to keep the Registration Statement of which this prospectus is a part effective until The Shaar Fund sells the shares of common stock offered under this prospectus or until two years following the effective date of the Registration Statement of which this prospectus is a part, whichever comes first. No sales may be made pursuant to this prospectus after this date unless we amend or supplement this prospectus to indicate that we have agreed to extend the effective period.

     We cannot assure you that any of the selling shareholders will sell any or all of the shares of common stock registered in the Registration Statement.


                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby is being passed upon by Alice King, Esq., San Antonio, Texas. Alice King is ATSI's Corporate Counsel and is an employee.


                                    EXPERTS

     The consolidated balance sheets as of July 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity, comprehensive loss and cash flows for the years ended July 31, 1997, 1998 and 1999 of ATSI and its subsidiaries have been incorporated by reference in this prospectus and Registration Statement in reliance upon the report of Arthur Andersen LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

  Government Filings.    We file annual, quarterly and special reports, proxy
statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. The SEC public reference room in Washington D.C. is located at 450 Fifth Street, N.W., Washington D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the pubic reference rooms. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.
                                            -------------------

  Information Incorporated by Reference.     The SEC allows us to "incorporate
by reference" the information we file with them which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and replace information previously filed, including information contained in this prospectus.

  We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed.

 .    Our Annual Report on Form 10-K for the years ended July 31, 1998 and 1999

 .    Our Quarterly Reports on Form 10-Q for the quarters ended October 31, 1998,
     January 31, 1999 and April 30, 1999;

 .    Our Proxy Statements dated November 6, 1998 and October 25, 1999 for our annual meeting of shareholders ;

 .    The description of our common stock included in our Registration Statement on Form S-4 filed on March 6, 1998.

 .    Our Registration Statement on Form S-3 for 3,198,054 shares of Common Stock filed on August 18, 1999.

You may request a free copy of these filings by writing or telephoning us at the following address:

                 American TeleSource International, Inc.
                 Investor Relations
                 12500 Network Blvd., Suite 407
                 San Antonio, Texas  78249
                 (210) 558-6090.

We will not send exhibits to these documents unless the exhibits are specifically incorporated by reference in these documents.


                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following are the expenses (estimated except for the SEC registration fee) for the issuance and distribution of the securities being registered, all of which will be paid by ATSI:


      SEC Registration              $  256.16
      Legal                          1,000.00
      Printing                       3,000.00
      Miscellaneous                    500.00

             Total:                 $4,756.16

ATSI will not pay commissions and discounts of underwriters, dealers or agents, if any, or any transfer taxes.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted by Section 145 of the Delaware General Corporation Law, ATSI's Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. In addition, the DGCL and ATSI's Bylaws provide for indemnification of ATSI's directors and officers for certain liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of ATSI, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful.

     ATSI has purchased insurance with respect to, among other things, the liabilities that may arise under the provisions referred to above. The directors and officers of ATSI are also insured against liabilities, including liabilities arising under the Securities act of 1933, as amended, which might be incurred by them in their capacities as directors and officers of ATSI and against which they are not indemnified by ATSI.

     In connection with this offering, The Shaar Fund (or its assignees under a Registration Rights Agreement signed by ATSI and The Shaar Fund) has agreed to indemnify ATSI, and its officers, directors and controlling persons, against any losses, claims, damages or liabilities to which they may become subject that arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in this prospectus or the Registration Statement or any omission or alleged omission to state in this prospectus or the Registration Statement a material fact required to be stated or necessary to make the statements in this prospectus or the Registration Statement not misleading, to the extent that such statement or omission was made in reliance on the written information furnished to ATSI by The Shaar Fund.


ITEM 16.   EXHIBITS.

  5.1  Opinion regarding legality*

10.39 Securities Purchase Agreement between The Shaar Fund Ltd. and ATSI dated September 24, 1999*

10.40 Certificate of Designation, Preferences and Rights of 6% Series C Cumulative Convertible Preferred Stock of American TeleSource International, Inc.*

10.41 Common Stock Purchase Warrant issued to The Shaar Fund Ltd. by American TeleSource International dated September 24, 1999*

10.42 Registration Rights Agreement between The Shaar Fund Ltd. and ATSI dated September 24, 1999*

23     Consent of Arthur Andersen LLP*

24     Power of Attorney (included on signature page to the Registration
       Statement)

*filed herewith


ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

       A. Undertakings Regarding Amendments to this Prospectus and the Registration Statement

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" in the effective Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     Provided, however, that the undertakings set forth in paragraphs (1)(A)(i) and (ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by ATSI pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. Undertaking Regarding Filings Incorporating Subsequent Exchange Act Documents by Reference. ATSI hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of ATSI's Annual Report on Form 10-K pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Undertaking in Respect of Indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling person of ATSI pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by ATSI of expenses incurred or paid by a director, officer or controlling person of ATSI in the successful defense of any action , suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, State of Texas on the 26th day of October, 1999.


                    AMERICAN TELESOURCE INTERNATIONAL, INC.



                    By:  /s/  H. Douglas Saathoff
                         ------------------------
                         H. Douglas Saathoff
                         Chief Financial Officer


                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints H. Douglas Saathoff as attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign this Registration Statement and any amendments to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, granting to said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In witness whereof, each of the undersigned has executed this Power of Attorney as of the date indicted.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/  Arthur L. Smith        Chairman of the Board of Directors  October 26, 1999
--------------------------
Arthur L. Smith             Chief Executive Officer
                            Director


/s/  H. Douglas Saathoff    Chief Financial Officer             October 26, 1999
--------------------------
H. Douglas Saathoff         Senior Vice President
                            Secretary
                            Treasurer

/s/Richard C. Benkendorf    Director                            October 26, 1999
--------------------------
Richard C. Benkendorf

/s/Carlos K. Kauachi        Director                            October 26, 1999
--------------------------
Carlos K. Kauachi

/s/ Murray R. Nye           Director                            October 26, 1999
--------------------------
Murray R. Nye

/s/ Tomas Revesz            Director                            October 26, 1999
--------------------------
Tomas Revesz

/s/Robert B. Werner         Director                            October 26, 1999
--------------------------
Robert B. Werner

                                 EXHIBIT INDEX

 5.1  Opinion regarding legality*
10.39 Securities Purchase Agreement between The Shaar Fund Ltd. and ATSI dated September 24, 1999*
10.40 Certificate of Designation, Preferences and Rights of 6% Series C Cumulative Convertible Preferred Stock of American TeleSource International, Inc.*
10.41 Common Stock Purchase Warrant issued to The Shaar Fund Ltd. by American TeleSource International dated September 24, 1999*
10.42 Registration Rights Agreement between The Shaar Fund Ltd. and ATSI dated September 24, 1999*
23    Consent of Arthur Andersen LLP*
24    Power of Attorney (included on signature page to the Registration
      Statement)

*filed herewith